EX-23.a.12
WHEREAS, in accordance with the terms and provisions of the Nationwide Variable Insurance Trust’s (the “Trust”) Agreement and Declaration of Trust, as amended and restated on October 28, 2004 (the “Declaration of Trust”), the Trust’s Board of Trustees has determined that it is in the best interests of the Trust to establish and designate new series of shares, and new classes of said new shares.
NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Board of Trustees of the Trust hereby establishes and designates the following new series of units of beneficial interest of the Trust (“Shares”): (i) American Century NVIT Large Cap Value Fund; (ii) Oppenheimer NVIT Large Cap Growth Fund; (iii) AllianceBernstein NVIT Global Fixed Income Fund; (iv) Templeton NVIT International Value Fund; (v) NVIT Investor Destinations Capital Appreciation Fund; and (vi) NVIT Investor Destinations Balanced Fund (collectively, the “New Funds”); and it is
FURTHER RESOLVED, that the establishment of: (i) Class Y, Class I, and Class II Shares of the American Century NVIT Large Cap Value Fund; (ii) Class Y, Class I, and Class II Shares of the Oppenheimer NVIT Large Cap Growth Fund; (iii) Class Y, Class I, Class II, Class III, and Class VI Shares AllianceBernstein NVIT Global Fixed Income Fund; (iv) Class Y, Class I, Class II, Class III, and Class VI Shares of Templeton NVIT International Value Fund; (v) Class II and Class VI Shares of NVIT Investor Destinations Capital Appreciation Fund; and (vi) Class II and Class VI Shares of NVIT Investor Destinations Balanced Fund; each such class having an unlimited number of Shares, be, and hereby is, approved; and that the Trust be, and hereby is, authorized to issue an unlimited number of Shares of each such class from time to time at a price, not less than the net asset value per share, determined in accordance with the relevant prospectus of the New Funds at the time; and it is
FURTHER RESOLVED, that the aforementioned Shares shall hereby have an opening stated value of $10.00 per share, and shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as are set forth in the Declaration of Trust of the Trust with respect to its shares; and it is
FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writing, to be filed with the State of Delaware, and to do any and all other acts, in the name of the Trust and on its behalf, as may be necessary or advisable in connection with or in furtherance of the foregoing resolutions.